FOR IMMEDIATE RELEASE

PAULA FINANCIAL REPORTS NET INCOME FOR THE FIRST QUARTER OF 2006 AND DECLARES QUARTERLY CASH DIVIDEND

PASADENA, California, May 11, 2006 - PAULA Financial (NASDAQ:PFCO), whose subsidiary, Pan American Underwriters, Inc., is a specialty distributor of commercial insurance products, today reported net income for the first quarter of 2006 of $801,000 or $0.12 per share compared to $661,000 or $0.10 per share for the 2005 period.

Total revenue for the first quarter of 2006 was $5.5 million compared to $5.7 million for the 2005 period. Commissions and placement fees were $3.8 million in the first quarter of 2006 compared to $3.5 million for the 2005 period.

“Net income for the quarter was up more than 20% over the first quarter of 2005 and this quarter marks the Company’s 17th straight quarter of profitability,” commented Jeff Snider, Chairman and Chief Executive Officer. “Much has changed since early 2002 - we have integrated three acquisitions, seen the property and casualty market soften and lived with the uncertainty of the California workers’ compensation industry. One thing that has not changed is the Company’s commitment to protecting its margin.

M&A activity has historically been a significant driver of top line growth and the transactions the Company completed over the last several years are no exception. Standard commissions are up almost 50% from the first quarter 2002, in large part due to these acquisitions. These transactions also served to diversify the Company’s revenue base by expanding the Company’s presence in large agribusiness accounts, crop insurance and employee benefits,” continued Snider.

“Standard commissions are up close to 10% in the first quarter of 2006 over 2005 - this is significant as the previous six quarters saw declines. We have talked extensively over the last 18 months about the downward pressure on standard commissions, first related to declining commission rates at the California State Compensation Insurance Fund and then related to a softening premium pricing on property and casualty business. We are pleased that new business activity appears to be reversing this trend.

The Company’s focus on expense containment over a long period of time has protected the Company’s profitability during this cycle of revenue compression. We will be no less diligent in this regard moving forward,” concluded Snider.

On May 10, 2006, the Company’s Board of Directors declared a quarterly cash dividend in the amount of $0.015 per common share. The dividend will be paid to holders of record as of June 7, 2006 and will be distributed on June 28, 2006.

CAUTIONARY STATEMENT

In connection with, and because it desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers to recognize the existence of certain forward-looking statements in this press release and in any other statement made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” or “judgment.” Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry in general, such as the economic and interest rate environment, legislative and regulatory developments and market pricing and competitive trends, and those relating specifically to the Company and its businesses, such as the level of its insurance premiums and fee income, continued successful expense control, acquisitions of companies or blocks of business and future compliance with Nasdaq listing requirements. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company disclaims any obligation to update forward-looking information.

PAULA Financial, through its Pan American Underwriters agency subsidiary, is a specialty distributor of commercial insurance products serving the risk management needs of agribusiness employers in the West since 1946. For a more extensive discussion of the Company’s business, please refer to the Company’s Form 10-KSB filed with the SEC on March 28, 2006.

Contact:	Debbie Maddocks
Vice President - Finance
PAULA Financial
87 East Green Street, Suite 206
Pasadena, CA 91105
(626) 844-7500